CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-83074 on Form N-1A of our reports each dated February 21, 2008, relating to the financial statements and financial highlights of MLIG Variable Insurance Trust, appearing in the Annual Reports on Form N-CSR of MLIG Variable Insurance Trust for the year ended December 31, 2007, and to the references to us under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
June 17, 2008